Exhibit 4.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:30 PM 06/18/2007
FILED 05:02 PM 06/18/2007
SRV 070722129–22111104 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
LAPOLLA INDUSTRIES, INC.

LAPOLLA INDUSTRIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of LaPolla Industries, Inc. pursuant to a unanimous resolution duly adopted a proposed amendment to the Restated Certificate of Incorporation, as amended from time to time, of said corporation, declaring said amendment to be advisable and for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

"FOURTH:  Capital Stock.  A. The total number of shares of stock which the Corporation shall have the authority to issue is Seventy Two Million (72,000,000) shares of which Seventy Million (70,000,000) shall be common stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be preferred stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the capital of said corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, said LAPOLLA INDUSTRIES, INC. has caused this certificate to be signed by an Authorized Officer, this 22nd day of May, 2007.

BY:	/s/ Michael T. Adams, EVP
TITLE OF OFFICER:	Executive Vice President